UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

SPARTAN STORES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SPARTAN STORES, INC.
850 76th Street, S.W.
P.O. Box 8700
Grand Rapids, Michigan 49518-8700
(616) 878-2000

June 30, 2006

Dear Shareholder:

                    We cordially invite you to attend the 2006 Annual Meeting of Shareholders of Spartan Stores, Inc., to be held on Wednesday, August 16, 2006, at the Amway Grand Plaza Hotel, 187 Monroe Avenue, N.W., Grand Rapids, Michigan 49503, beginning at 10:00 a.m., local time. Your board of directors looks forward to greeting those shareholders who are able to attend the meeting.

                    At the meeting, you will vote on election of three directors and ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2007. We will also present a report on our business activities.

                    We have enclosed a notice of the meeting and our proxy statement, which includes information about the nominees for our board of directors. Also enclosed is our annual report to shareholders for the year ended March 25, 2006. We encourage you to read these documents carefully.

                    It is important that your shares be represented at the annual meeting, regardless of how many shares you own. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible. Sending a proxy card will not affect your right to vote in person if you attend the meeting. If you plan to attend, please mark the appropriate box on the proxy card to help us plan for the meeting.

                    Thank you.

Sincerely, Craig C. Sturken Chairman, President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

SPARTAN STORES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

          The 2006 Annual Meeting of Shareholders of Spartan Stores, Inc. will be held at the Amway Grand Plaza Hotel, 187 Monroe Avenue, N.W., Grand Rapids, Michigan 49503, on Wednesday, August 16, 2006, at 10:00 a.m., local time. At the meeting, we will consider and vote on:

1.	election of three directors;

2.	ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2007; and

3.	any other business that may properly come before the meeting.

          You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record on June 21, 2006.

          A copy of Spartan Stores' annual report to shareholders for the year ended March 25, 2006 is enclosed with this notice.

BY ORDER OF THE BOARD OF DIRECTORS

Alex J. DeYonker
Secretary
June 30, 2006

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

SPARTAN STORES, INC.

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 16, 2006

PROXY STATEMENT
Dated June 30, 2006

Introduction

Use of Terms

          In this proxy statement, "we," "us," "our," the "Company" and "Spartan Stores" refer to Spartan Stores, Inc., and "you" and "your" refer to each shareholder of Spartan Stores, Inc.

Time and Place of the Annual Meeting

          You are cordially invited to attend the 2006 annual meeting of shareholders of Spartan Stores. The annual meeting will be held on Wednesday, August 16, 2006, at the Amway Grand Plaza Hotel, 187 Monroe Avenue, N.W., Grand Rapids, Michigan 49503, at 10:00 a.m., local time.

Solicitation of Proxies

          Your board of directors is furnishing this proxy statement and the enclosed proxy card to you to solicit proxies to be voted on your behalf at the annual meeting and any adjournment of the meeting.

Mailing Date

          We began mailing this proxy statement to our shareholders on and after June 30, 2006.

Purposes of the Annual Meeting

          The purposes of the annual meeting are to consider and vote on:

•	election of three directors for three-year terms expiring in 2009;

•	ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2007; and

•	any other business that may properly come before the meeting.

          Your board of directors recommends that you vote FOR election of each nominee named in this proxy statement and FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2007.

          We do not know of any other matters to be presented for consideration at the annual meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote for you on those matters.

Record Date and Shares Outstanding

          You may vote at the annual meeting if you were a shareholder of record of Spartan Stores common stock at the close of business on June 21, 2006. Each shareholder is entitled to one vote per share of Spartan Stores common stock on each matter presented for a shareholder vote at the meeting. As of June 21, 2006, 21,099,824 shares of Spartan Stores common stock were outstanding.

How to Vote Your Shares

          If you properly sign and return the proxy card in the form we have provided, the shares represented by that proxy card will be voted at the annual meeting and at any adjournment of the meeting.

          If you specify a choice on the proxy card, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for election of each of the nominees named in this proxy statement and for ratification of Deloitte & Touche LLP as our independent auditors for fiscal 2007. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy card.

How to Revoke Your Proxy

          You may revoke your proxy at any time before it is voted at the meeting by doing any of three things:

•	by delivering written notice of revocation to Spartan Stores' Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700;

•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke; or

•	by attending the meeting and voting in person.

          Merely attending the meeting will not, by itself, revoke your proxy. Your last valid vote that we receive before or at the annual meeting is the vote that will be counted.

"Street Name" Holders

          If you hold your shares in "street name," which means that your shares are registered in the name of a bank, broker or other nominee (which we will collectively refer to as your "broker"), your broker must vote your street name shares in the manner you direct if you provide it with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. If you are a street name holder and want to change your vote, you must contact your broker.

Quorum

          To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Spartan Stores common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter. Although broker non-votes count for quorum purposes, we do not count them as votes for or against any proposal. A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from that shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken.

Adjournment

          The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. If a quorum is not present at the meeting, we expect to adjourn the meeting to solicit additional proxies.

Required Votes

          Election of Directors. A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a plurality of shares voted in favor of each nominee.

          Ratification of Independent Auditors. The ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2007 will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of ratification. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

          Required Vote for Other Matters. We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count to determine if a majority of shares voted in favor of each such proposal.

Election of Directors

          The board of directors proposes that the following three individuals be elected as directors of Spartan Stores for three-year terms expiring at the 2009 annual meeting of shareholders:

M. Shân Atkins
Dr. Frank M. Gambino
Timothy J. O'Donovan

          Biographical information concerning the nominees appears below under the heading "The Board of Directors."

          The persons named as proxies on the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors. If any nominee becomes unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may select a substitute nominee. If a substitute nominee is selected, the shares represented by your proxy card will be voted for the election of the substitute nominee, unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for more than three nominees.

          Your board of directors recommends that you vote FOR election of all nominees as directors.

Ratification of Selection of Independent Auditors

          Spartan Stores' Audit Committee has approved the selection of Deloitte & Touche LLP as its independent auditors to audit the financial statements and internal controls of Spartan Stores and its subsidiaries for fiscal 2007, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the board of directors propose and recommend that shareholders ratify the selection of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending March 31, 2007.

          More information concerning the relationship of the Company with its independent auditors appears below under the headings "Audit Committee," "Independent Auditors," and "Audit Committee Report."

          If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will consider a change in auditors for the next year.

          Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

          Your board of directors and Audit Committee, which consists entirely of independent directors, recommend that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2007.

Corporate Governance Principles

          Spartan Stores is committed to developing and implementing principles of corporate governance to help the board fulfill its responsibilities to shareholders and to provide a framework for overseeing the management of the Company. The formal requirements pertaining to Spartan Stores' corporate governance structure are set forth in our restated articles of incorporation, bylaws and committee charters. To assist the board in exercising its responsibilities, the board has adopted a written Corporate Governance Policy. The Policy is designed to communicate our fundamental governance principles and to provide management, employees, and shareholders with insight to the board's ethical standards, expectations for conducting business, and decision-making processes. The Policy includes, among other things, guidelines regarding:

•	board size and criteria;

•	director independence;

•	term limits and retirement of directors;

•	board meetings and committees;

•	evaluation and compensation of the board and executive officers;

•	directors' access to management and outside advisors;

•	strategic planning;

•	succession planning; and

•	communications.

          This section of our Proxy Statement summarizes certain charters, policies, and principles relating to Spartan Stores' corporate governance. More information regarding the Company's corporate governance, including a copy of our Corporate Governance Policy, is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

Director Independence

          The board believes that the independence of directors is an essential feature of the Company's governance. Independent directors help assure that the board and its committees are dedicated to acting in the best interests of the shareholders. Accordingly, Spartan Stores' Corporate Governance Policy requires that at least two-thirds of the directors must be independent (as defined by the applicable standards of the SEC and NASD).

          For several years, significantly more than two-thirds of the directors have been independent. Currently, seven of Spartan Stores' eight directors are independent. At present, the board has only one management director, Craig Sturken, the Chairman, President, and Chief Executive Officer.

Committee Charters

          The board has appointed four chartered committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Executive Committee. The board has approved a written committee charter for each of these committees. The charters define basic principles regarding the committee's organization, purpose, authority and responsibilities. The charters for the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

Director Attendance

          The board is proud of its record of recruiting and retaining directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, and who are effective in serving the long-term interests of shareholders. Board and committee attendance is central to the proper functioning of the board of directors and is a priority. Directors are expected to make every effort to personally attend every board meeting and every meeting of each committee on which he or she serves as a member.

          Spartan Stores' board of directors held 13 meetings during the fiscal year ended March 25, 2006, which we refer to as "fiscal 2006." In fiscal 2006, each director attended at least 75% of the total of all meetings of the board of directors and the committees on which he or she served. The board is scheduled to meet at least quarterly and may meet more frequently. Independent directors meet in executive sessions, without the presence of management, at each regularly scheduled board meeting.

          Directors are also expected to attend the annual meeting of shareholders in person unless compelling personal circumstances prevent attendance. Despite the geographic diversity of their home cities, all of Spartan Stores' then-current directors attended the annual meetings of shareholders for the past two years.

Alignment of Shareholder, Management, and Director Interests

          The board has long believed that directors and management should have a significant financial stake in the Company to align their interests with those of the shareholders. Therefore, the board and the Compensation Committee have made equity awards a substantial component of management and director compensation. In addition, our executive officers are encouraged to elect to receive any or all of their cash bonuses in the form of Spartan Stores stock. Please see the "Executive Compensation" and "Compensation Committee Report on Executive Compensation" sections of this Proxy Statement.

Code of Conduct and Business Ethics

          Spartan Stores is committed to the highest standards of integrity, honesty, and ethics in business. The board has approved, and the Audit Committee administers, a Code of Conduct and Business Ethics (the "Code") that articulates the Company's standards regarding business ethics and expectations regarding the conduct of directors, management, and associates. This Code establishes basic guidelines to help the Company comply with legal requirements and conduct our business with honesty and integrity. The Code sets forth rules of conduct concerning disclosure of information, conflicts of interest, accurate recordkeeping and reporting, and receipt of personal benefits. The Code requires all associates of the Company to report promptly any violations of the Code. Associates may report violations through the Company's HonorLine telephone system on a confidential and anonymous basis. The Code is available on the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

Board and Management Communication

          Spartan Stores is committed to open and effective communication between the board and management. Directors are encouraged to consult with any Spartan Stores manager or associate and may visit Company facilities without the approval or presence of corporate management. The board encourages executive officers to invite managers to board meetings from time to time who can provide additional insight into matters under discussion. The board is required to dedicate a substantial portion of at least one meeting per year to discussions with management regarding the Company's strategic plan.

Nominee Qualifications and the Nominations Process

          The board of directors believes that Spartan Stores and its shareholders are best served by having a board of directors that brings a diversity of education, experience, skills, and perspective to board meetings. Accordingly, there are no specific or minimum qualifications or criteria for nomination for election or appointment to the board of directors. The Nominating and Corporate Governance Committee identifies and evaluates nominees for director on a case-by-case basis and has no written procedures for doing so. The Company has engaged and paid fees to Korn/Ferry International to assist the Nominating and Corporate Governance Committee in identifying and evaluating possible nominees for director. There is no material difference in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director that were recommended by a shareholder.

Shareholder Nominations of Director Candidates

          Under our restated articles of incorporation, a shareholder of record may nominate a person for election as a director at a meeting of shareholders at which directors will be elected if, and only if, the shareholder has delivered timely notice to the Secretary of Spartan Stores setting forth:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of Spartan Stores stock that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•

any other information concerning each nominee that would be required under the rules of the Securities and Exchange Commission ("SEC") in a proxy statement soliciting proxies for the election of those nominees.

          The Nominating and Corporate Governance Committee will consider every nominee proposed by a shareholder that is received in a timely manner in accordance with these procedures and report each such nomination, along with the Nominating and Corporate Governance Committee's recommendations, to the full board of directors.

          To be timely, a shareholder's notice must be delivered to or mailed and received at Spartan Stores' principal executive offices at least 120 days before the date of notice of the meeting in the case of an annual meeting of shareholders, or not more than seven days following the date of notice of the meeting in the case of a special meeting of shareholders. Any nomination that does not comply with these procedures will be void.

          The Nominating and Corporate Governance Committee may also, in its discretion, consider shareholders' informal recommendations of possible nominees. Shareholders may send such informal recommendations to the Committee by directing them in care of the Secretary of the Company at the address that appears on the first page of this proxy statement.

Shareholder Communications with Directors

          In accordance with the Spartan Stores' Shareholder Communication Policy, shareholders who wish to send communications to Spartan Stores' board of directors may do so by sending them in care of the Secretary of the Company at the address that appears on the first page of this proxy statement. Such communications may be addressed either to specified individual directors or the entire board. The Secretary has the discretion to screen and not forward to directors communications which the Secretary determines in his or her discretion are communications unrelated to the business or governance of Spartan Stores and its subsidiaries, commercial solicitations, offensive, obscene, or otherwise inappropriate. The Secretary will, however, compile all shareholder communications which are not forwarded and such communications will be available to any director. A copy of our Shareholder Communication Policy can be found on our website at www.spartanstores.com.

The Board of Directors

General

          The board of directors currently consists of eight directors. Assuming that all of the nominees are elected, there will be eight directors immediately following the annual meeting. The board of directors is divided into three classes, with each class as nearly equal in number as possible. Each class of directors serves a three-year term, with the term of one class expiring at the annual meeting in each successive year. Ms. Atkins, Dr. Gambino, and Mr. O'Donovan are standing for re-election.

          Biographical information concerning the directors and the nominees for election to the board of directors is presented below. Except as otherwise indicated, each of these persons has had the same principal position and employment for over five years.

Nominees For Election as Directors With Terms Expiring in 2009

          M. Shân Atkins (age 49) has been a director of Spartan Stores since 2003. Since 2001, Ms. Atkins has been Managing Director of Chetrum Capital LLC, a private investment firm. Ms. Atkins is a director of The Pep Boys - Manny, Moe and Jack, an auto parts and service retailer whose common stock is listed on the New York Stock Exchange, and serves as Chair of that company's audit committee. Ms. Atkins is also a director of Shoppers Drug Mart, Inc., a retail drug store chain whose stock is traded on the Toronto Stock Exchange. From 1999 to 2001, Ms. Atkins served as a director and a member of the audit committee of Chapters, Inc., a book retailer whose stock was traded on the Toronto Stock Exchange prior to the company's acquisition. From 1996 to 2001, Ms. Atkins served in a variety of executive positions with Sears, Roebuck and Co. (now known as Sears Holdings Corporation), a retailer whose common stock is listed on the New York Stock Exchange, most recently as Executive Vice President, Strategic Initiatives. From 1982 to 1996, she served in a variety of positions with Bain and Company, Inc., an international management consulting firm, where she specialized in the consumer and retail sectors, most recently serving as Vice President. Ms. Atkins was an auditor with Price Waterhouse in Toronto, Canada, from 1979 to 1981. She has been a member of the Canadian Institute of Chartered Accountants since 1981 and is a certified public accountant.

          Dr. Frank M. Gambino (age 52) has been a director of Spartan Stores since 2003. Since 2002, Dr. Gambino has been the Director of the Food Marketing Program at the Haworth College of Business at Western Michigan University. Dr. Gambino also served as an Associate Professor of Marketing at the Haworth School from 1993 to 2002 and has been on the WMU faculty since 1984.

          Timothy J. O'Donovan (age 61) has been a director of Spartan Stores since 2003. Since April 2005, he has served as Chairman of the Board and Chief Executive Officer of Wolverine World Wide, Inc., a footwear company whose common stock is listed on the New York Stock Exchange. He was President and Chief Executive Officer of Wolverine from April 2000 until April 2005, and has been a director of Wolverine since 1993. From 1996 to April 2000, Mr. O'Donovan was the Chief Operating Officer and President of Wolverine. Before 1996, Mr. O'Donovan was Executive Vice President of Wolverine. Mr. O'Donovan is also a director of Kaydon Corporation, a designer and manufacturer of bearing systems whose stock is traded on the New York Stock Exchange.

Directors With Terms Expiring in 2008

          Elizabeth A. Nickels (age 44) has been a director of Spartan Stores since 2000. Since February 2000, she has served as Executive Vice President and Chief Financial Officer of Herman Miller, Inc., an office furniture manufacturing company whose stock is traded on The Nasdaq Stock Market. From 1993 to February 2000, she was Vice President and Chief Financial Officer of Universal Forest Products, Inc., a wood products manufacturer whose stock is traded on The Nasdaq Stock Market. Ms. Nickels is a certified public accountant.

          Kenneth T. Stevens (age 54) has been a director of Spartan Stores since 2002. Mr. Stevens currently serves as Executive Vice President and Chief Financial Officer of Limited Brands, Inc., a clothing retailer whose stock is traded on the New York Stock Exchange. Prior to being promoted to his current position in June 2006, Mr. Stevens had been the Chief Executive Officer of Express, a retail clothing division of Limited Brands, Inc. since March 2004. From February 2003 to March 2004, he served as President of Bath & Body Works, also a division of Limited Brands, Inc. From February 2002 to January 2003, he served as the Chief Operating Officer of Bath & Body Works. From December 2000 to November 2001, he served as President and Chief Operating Officer of inChord Communications Inc., a group of communication companies that provide customized marketing solutions. From April 1996 to November 2000, he served as Chairman and Chief Executive Officer of Bank One Retail Group. From 1992 to 1993, Mr. Stevens was the treasurer of PepsiCo, a diversified food and beverage company whose stock is traded on the New York Stock Exchange. From 1995 to 1998, he was a director of and served on the audit committee of the board of directors of La Quinta Corp., a lodging company whose stock is traded on the New York Stock Exchange.

          James F. Wright (age 56) has been a director of Spartan Stores since 2002. He has served as President and Chief Executive Officer of Tractor Supply Company, a farm equipment and supply retailer whose stock is listed on The Nasdaq Stock Market, since October 2004. He was President and Chief Operating Officer of Tractor Supply Company from 2000 until October 2004. He is also a director of Tractor Supply Company. From 1997 to 2000, he served as President and Chief Executive Officer of Tire Kingdom, a chain of retail tire stores headquartered in West Palm Beach, Florida.

Directors With Terms Expiring in 2007

          Craig C. Sturken (age 62) has been a director of Spartan Stores since 2003, President and Chief Executive Officer of Spartan Stores since March 2003, and Chairman of the Board of Spartan Stores since August 2003. Mr. Sturken spent his entire career in the grocery industry and has more than 40 years of retail grocery experience, including 10 years with the Great Atlantic & Pacific Tea Company ("A&P"), a food retailer whose stock is traded on the New York Stock Exchange. From October 2000 to March 2002, Mr. Sturken was the CEO of A&P's Atlantic region, after which he retired. From October 1992 to October 2000, he was CEO of A&P's Midwest region. Before A&P, Mr. Sturken held executive positions with The Grand Union Company and Hannaford Brothers' Company.

          Frederick J. Morganthall, II (age 54) was appointed a director of Spartan Stores in May 2006. Since October 1997, Mr. Morganthall has been the President of Harris Teeter, Inc., a supermarket chain operating in North Carolina, South Carolina, Virginia, Georgia, Tennessee, and Florida. Harris Teeter is a wholly owned subsidiary of Ruddick Corporation, a holding company whose stock is traded on the New York Stock Exchange. Mr. Morganthall has served in senior management positions with Harris Teeter for over thirteen years. Prior to becoming President of Harris Teeter, Mr. Morganthall served as its Executive Vice President from October 1996 to October 1997, Senior Vice President from October 1995 to October 1996, Vice President of Operations from April 1994 to October 1995, and Vice President of Sales and Distribution from October 1992 to April 1994.

Board Committees

          Spartan Stores' board has four standing committees:

•	the Executive Committee;

•	the Audit Committee;

•	the Compensation Committee; and

•	the Nominating and Corporate Governance Committee.

          Executive Committee. The Executive Committee has the full power and authority of the board to manage the business affairs and property of Spartan Stores between meetings of the full board. The Executive Committee has authority to recommend to the board a successor to the Chief Executive Officer when a vacancy occurs.

          The Executive Committee consists of Spartan Stores' Chairman of the Board, Mr. Sturken, and the chairs of the other board committees, Ms. Nickels, Mr. Wright and Mr. O'Donovan. Mr. Sturken is the chair of the Executive Committee. The Executive Committee did not meet during fiscal 2006.

          Audit Committee. The Audit Committee:

•	monitors the integrity of the financial statements of Spartan Stores;

•	monitors compliance by Spartan Stores with legal and regulatory requirements;

•	monitors the independence and performance of Spartan Stores' independent auditors, including that the independent auditors are ultimately responsible to the board of directors and the Audit Committee;

•	oversees Spartan Stores' internal audit function;

•	oversees Spartan Stores' system of disclosure controls and procedures and internal controls over financial reporting;

•	selects and oversees the independent auditors;

•	approves the compensation and terms of engagement of the independent auditors;

•	approves all audit and permissible non-audit services provided by the independent auditors;

•	reviews the results of audits by the independent auditors;

•	consults with the internal auditor and independent auditors regarding the adequacy of internal controls and procedures;

•	establishes procedures for the receipt, retention and treatment of complaints received by Spartan Stores regarding accounting, internal accounting controls and auditing matters;

•	evaluates and approves all related party transactions;

•	approves and maintains the Code of Ethics and Business Conduct applicable to Spartan Stores' senior financial officers; and

•	reviews the annual financial statements and any disputes between management and the independent auditors.

          See "Independent Auditors-Audit Committee Approval Policies" for a discussion of the Audit Committee's procedures for approving services to be provided by the independent auditors to Spartan Stores and its subsidiaries.

          Ms. Nickels, Ms. Atkins and Mr. Stevens currently serve on the Audit Committee. Mr. Morganthall has been appointed to serve on the Audit Committee, with service to commence with the first meeting in or after July 2006. Ms. Nickels is the chair of the Audit Committee. The Audit Committee met eight times during fiscal 2006.

          The Audit Committee operates under a charter adopted by the board of directors. A copy of the Audit Committee Charter was included as Appendix A to Spartan Stores' 2004 proxy statement and is available on the "For Investors-Corporate Governance" section of our website at www.spartanstores.com.

          The board of directors has determined that M. Shân Atkins, Elizabeth A. Nickels and Kenneth T. Stevens are Audit Committee financial experts, as that term is defined in Item 401(h)(2) of Securities and Exchange Commission Regulation S-K. Under SEC regulations, a person who is determined to be an Audit Committee financial expert will not be deemed an expert for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being designated or identified as an Audit Committee financial expert, and the designation or identification of a person as an Audit Committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and board of directors in the absence of such designation or identification or affect the duties, obligations or liability of any other member of the Audit Committee or board of directors.

          Each member of the Audit Committee is independent, as that term is defined in Rule 4200(a)(15) and Rule 4350(d)(2)(A) of the National Association of Securities Dealers ("NASD").

          Compensation Committee. The Compensation Committee:

•	determines our compensation philosophy;

•	administers our stock option, bonus and purchase plans;

•

in conjunction with the Nominating and Corporate Governance Committee, evaluates the performance of the Chief Executive Officer, and recommends to the board of directors the compensation of the Chief Executive Officer;

•	with input from the Chief Executive Officer, recommends to the board of directors the salaries, annual incentives, stock options and other benefits of other corporate officers;

•	authorizes the issuance of stock and stock options; and

•	reviews policies regarding the operation of our executive compensation programs.

          The Compensation Committee operates under a charter adopted by the board of directors. A copy of the Compensation Committee Charter is available on the "For Investors-Corporate Governance" section of our website at www.spartanstores.com.

          Messrs. Wright and O'Donovan and Dr. Gambino currently serve on the Compensation Committee. Mr. O'Donovan is the chair of the Compensation Committee. The Compensation Committee met seven times during fiscal 2006.

          Each member of the Compensation Committee is independent, as that term is defined in Rule 4200(a)(15) of the NASD.

          Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee:

•	identifies potential nominees for election as directors, reviews their qualifications and recommends to the board qualified candidates;

•	recommends to the board of directors the individuals to be selected for membership on the various board committees;

•	establishes standards for membership on the board and any committee of the board;

•	develops and monitors our Corporate Governance Policy;

•	monitors and evaluates the performance of directors;

•	assists the Compensation Committee with the evaluation of the performance of the Chief Executive Officer; and

•	reviews and oversees all other material aspects of the board of directors' governance of itself and Spartan Stores.

          A copy of the Nominating and Corporate Governance Committee Charter was attached to Spartan Stores' 2004 proxy statement and is available on our website at www.spartanstores.com.

          Messrs. Wright, Morganthall, O'Donovan, and Stevens, Mses. Atkins and Nickels and Dr. Gambino currently serve on the Nominating and Corporate Governance Committee. Mr. Wright is the chair of the committee. The Nominating and Corporate Governance Committee met four times during fiscal 2006.

          Under the Corporate Governance Policy, so long as the chair of the board is also the chief executive officer of Spartan Stores, the chair of the Nominating and Corporate Governance Committee will act as the principal liaison between the independent directors and the board chair, and will advise the chair as to the quality, quantity and timeliness of the flow of information from management. In addition, the chair of the Nominating and Corporate Governance Committee will coordinate, develop the agenda for and chair the meetings of the directors in executive session.

          Each member of the Nominating and Corporate Governance Committee is "independent" as that term is defined in Rule 4200(a)(15) of the NASD.

Compensation of Directors

          Each non-executive director receives a base compensation of $25,000 per year and $1,000 for attendance at each meeting of a board committee (or $500 if attending the committee meeting by telephone conference). The Audit Committee chair receives an additional $7,500 fee, and the chairs of the Compensation Committee and Nominating and Corporate Governance Committee each receives an additional $5,000 fee. Non-executive directors also are reimbursed for travel and lodging expenses for meetings attended.

          The board of directors receive an equity component to the directors' compensation in the form of annual restricted stock grants in the amount of $20,000. On May 11, 2005, each non-executive director was issued 1,739 shares of restricted stock pursuant to the Spartan

Stores, Inc. Stock Incentive Plan of 2001, which vest over a period of three years, subject to certain limitations and acceleration of vesting upon retirement. The fair market value of the restricted shares issued to each director was $20,000, based upon the average of the high and low price per share of $11.50 on May 11, 2005.

Independent Auditors

Independent Auditors' Fees

          The aggregate fees billed by Deloitte & Touche LLP to Spartan Stores and its subsidiaries for fiscal 2006 and fiscal 2005 are as follows:

	Fiscal 2006	Fiscal 2005

Audit Fees(1)	$ 599,291	$ 602,776
Audit-related Fees(2)	225,383	220,152
Tax Fees(3)	309,905	460,091
All Other Fees	--	--

____________________

(1)	Audit services consist of the annual audit of the financial statements and internal control over financial reporting, reviews of quarterly reports on Form 10-Q, and related consultations.

(2)

Audit-related services consist principally of services related to employee benefit plan audits and other consultations not arising as part of the audit. Also included in fiscal 2005 were consultations regarding and preparation for the internal control reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

(3)

Permissible tax services include tax compliance, tax planning and tax advice that do not impair the independence of the auditors and that are consistent with the SEC's rules on auditor independence. Tax compliance and preparation fees account for $284,905 and $358,341 of the total tax fees for fiscal 2006 and fiscal 2005, respectively.

          Deloitte & Touche LLP did not provide any services to Spartan Stores or its subsidiaries related to financial information systems design and implementation during the past two fiscal years.

Audit Committee Approval Policies

          The Audit Committee Charter includes procedures for the approval by the Audit Committee of all services provided by Deloitte & Touche LLP. The Audit Committee has the authority and responsibility to pre-approve all audit and permissible non-audit services provided by its principal accountant. The Audit Committee Charter sets forth the policy of the committee for such approvals. The policy requires that all services provided by the independent auditors, including audit-related services and non-audit services, must be pre-approved by the Audit Committee. The policy allows the Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent auditors' services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The policy also provides that the Audit Committee will have authority and responsibility to approve and authorize payment of the independent auditors' fees. Finally, the policy sets forth certain services that the independent auditors are prohibited from providing to Spartan Stores or its subsidiaries. None of the audit-related fees or tax fees were approved by the Audit Committee pursuant to the de minimus exception set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, although the Audit Committee Charter allows such approval.

Audit Committee Report

          The primary function of the Audit Committee is oversight of the Corporation's financial reporting process, public financial reports, internal auditors, financial controls, and the independent audit of the annual consolidated financial statements. The committee acts under a charter which has been adopted by the Board of Directors and is available on the Company's website at www.spartanstores.com. The Audit Committee reviews the adequacy of the charter at least annually. The Board of Directors annually reviews the Nasdaq standards for independence for Audit Committee members and has determined that each member of the Audit Committee is independent. All members of the Audit Committee are audit committee financial experts under Securities and Exchange Commission rules. The Audit Committee held eight meetings in the fiscal year ended March 25, 2006.

          Management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting, the Company's disclosure controls and internal control over financial reporting, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company's financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and providing an attestation report on management's assessment of the Company's internal control over financial reporting.

          The Audit Committee has reviewed, and discussed with management and the independent auditors, the Company's audited financial statements for the year ended March 25, 2006, management's assessment of the effectiveness of the Company's internal controls over financial reporting, and the independent auditor's attestation report on management's assessment of the Company's internal controls over financial reporting. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Communications with Audit Committees). The Audit Committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors their independence. This included consideration of the compatibility of non-audit services with the auditor's independence.

          Based on the reviews and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Spartan Stores' Annual Report on Form 10-K for the year ended March 25, 2006.

Respectfully submitted,

Elizabeth A. Nickels, Chair
Kenneth T. Stevens
M. Shân Atkins

Ownership of Spartan Stores Stock

          No person or group is known to the Company to be a beneficial owner of 5% or more of Spartan Stores' outstanding shares of common stock as of June 20, 2006.

          The following table sets forth the number of shares of Spartan Stores common stock that each of our directors and nominees for director, each executive officer named in the Summary Compensation Table below and all directors, nominees for director and executive officers of Spartan Stores as a group are deemed to have beneficially owned as of April 7, 2006:

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)	Percent of Class(4)

Theodore C. Adornato	44,617	--	44,617	*
M. Shân Atkins	9,296	--	9,296	*
Dennis Eidson	64,213	--	64,213	*
Frank M. Gambino, Ed.D.	5,796	--	5,796	*
Frederick S. Morganthall, II	--	--	--	--
Elizabeth A. Nickels	12,095	--	12,095	*
Timothy J. O'Donovan	5,796	5,000	10,796	*
David M. Staples	173,203	--	173,203	*
Kenneth T. Stevens	7,455	--	7,455	*
Craig C. Sturken	267,527	7,500	275,027	1.3%
Thomas A. Van Hall	105,126	13,000	118,126	*
James F. Wright	8,414	--	8,414	*
All directors, nominees and executive officers as a group (12 persons)	703,538	25,500	729,038	3.5%

____________________
*Less than 1%.

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2)

These numbers include shares held directly and shares subject to options that are currently exercisable or that will be exercisable within 60 days after April 7, 2006. Each listed person having such stock options, along with the number of shares subject to such options, is shown in the chart below:

Theodore C. Adornato	5,937
Dennis Eidson	8,124
David M. Staples	116,030
Craig C. Sturken	51,561
Thomas A. Van Hall	70,281
All directors, nominees and executive officers as a group	251,933

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(4)

The percentages set forth in this column were calculated on the basis of 21,021,684 shares of common stock outstanding as of April 7, 2006, plus shares of common stock subject to options held by the applicable listed person or persons that are currently exercisable or that will be exercisable within 60 days after April 7, 2006. Shares subject to such options are considered to be outstanding for purposes of this table. The number of shares subject to such options for each listed person that has such options is set forth in footnote (2) above.

Spartan Stores' Executive Officers

          Spartan Stores' executive officers are appointed annually by, and serve at the pleasure of, the board or the Chief Executive Officer.

          The following sets forth biographical information as of April 7, 2006 concerning Spartan Stores' executive officers who are not directors of Spartan Stores:

          Theodore C. Adornato (age 52) has been Executive Vice President Retail Operations since 2003. Mr. Adornato served as Regional Vice President of Tops Markets, L.L.C., Eastern Region, a subsidiary of Royal Ahold, from 1998 to 2003. Previously, Mr. Adornato held various management positions with Tops Markets and Acme Markets, Inc.

          Dennis Eidson (age 52) has been Executive Vice President Marketing and Merchandising since 2003. Mr. Eidson served as the Divisional President and Chief Executive Officer of A&P's Midwest region from October 2000 to July 2002, as the Executive Vice President Sales and Merchandising of A&P's Midwest region from March 2000 to October 2000, and as the Vice President of Merchandising of A&P's Farmer Jack division from June 1997 to March 2000.

          David M. Staples (age 43) has been Executive Vice President since November 2000 and Chief Financial Officer since January 2000. Mr. Staples also served as Vice President Finance from January 2000 to November 2000. Mr. Staples oversees information technology, real estate, finance, and safety. From December 1998 to January 2000, Mr. Staples served as Divisional Vice President Strategic Planning and Reporting of Kmart Corporation and from June 1997 to December 1998 he served as Divisional Vice President Accounting Operations. He is a certified public accountant.

          Thomas A. Van Hall (age 50) has been Vice President Finance since March 2001. Prior to joining Spartan Stores, Mr. Van Hall served as Vice President - Planning and Analysis of the U.S. Foods Division of Sara Lee Corporation from May 2000 to May 2001. From December 1997 to May 2000, he was Vice President - Supply Chain and from 1991 to 1997 he served as Vice President - Finance of the Bil Mar Foods Division of Sara Lee Corporation. He is a certified public accountant.

Executive Compensation

          The following table shows certain information concerning the compensation earned during each of the three fiscal years in the period ended March 25, 2006 by the Chief Executive Officer and each of Spartan Stores' four most highly compensated executive officers who served in positions other than Chief Executive Officer at the end of fiscal 2006 (together with the CEO, the "named executive officers").

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation

Name and Principal Position	Year(1)	Salary	Bonus(2)	Restricted Stock Awards(3)	Securities Underlying Options	All Other Compensation(4)

Craig C. Sturken Chairman, President and Chief Executive Officer	2006 2005 2004	$ 613,155 579,000 520,462	$ 578,448 768,000 232,960	$ 648,000 171,563 0	18,750 18,750 0	$ 22,320 5,294 6,157

David M. Staples Executive Vice President and Chief Financial Officer	2006 2005 2004	321,908 312,281 301,362	189,803 252,000 125,000	216,000 57,188 0	6,250 6,250 50,000	12,322 5,843 8,158

Dennis Eidson Executive Vice President Marketing and Merchandising	2006 2005 2004	321,908 298,039 250,462	189,803 252,000 125,000	216,000 57,188 0	6,250 6,250 0	12,504 68,551 3,771

Theodore C. Adornato Executive Vice President Retail Operations	2006 2005 2004	236,190 225,962 66,154	138,587 184,000 22,858	151,200 40,031 55,700	4,375 4,375 15,000	41,384 17,037 0

Thomas A. Van Hall Vice President Finance	2006 2005 2004	194,167 188,655 179,405	82,899 102,676 75,000	109,440 28,594 0	3,000 3,125 25,000	8,127 8,010 7,369
____________________
(1)

Spartan Stores' fiscal year ends on the last Saturday of March. Accordingly, "2006" refers to the fiscal year that ended on March 25, 2006, "2005" refers to the fiscal year that ended on March 26, 2005, and "2004" refers to the fiscal year that ended on March 27, 2004. All fiscal years were 52-week years.

(2)

The amounts listed in this column reflect cash bonuses accrued in the indicated fiscal year for payment in the following year pursuant to Spartan Stores' Annual Incentive Plan and Annual Executive Incentive Plan. The Compensation Committee of the board of directors determined that the criteria for the cash bonuses were satisfied, including Spartan Stores achieving targeted improvements in net earnings.

(3)

The values of restricted stock awards reported in this column are calculated using the closing price of common stock on the date of grant. As of the end of fiscal 2006, all five of the named executive officers held shares of restricted stock. The restricted shares issued in fiscal 2005 and 2006 are subject to restrictions in accordance with the Spartan Stores, Inc. 2001 Stock Incentive Plan and the terms of each grant. The shares awarded in fiscal 2005 and 2006 vest at the rate of 20% on each anniversary of the respective grant date. Restricted shares issued in fiscal 2005 will be fully vested on May 12, 2009, and shares issued in fiscal 2006 will be fully vested on May 11, 2010. Dividends are paid on shares of restricted stock at the rate dividends are paid on common stock. The number of shares of restricted stock held by these five named executive officers and the aggregate value of those shares at the end of fiscal 2006 (based on the closing price of common stock on March 24, 2006, which was $12.59 per share), without giving effect to the diminution of value attributable to the restrictions on the stock, are set forth below:

	Number of Shares	Aggregate Value

Craig C. Sturken	162,500	$2,045,875
David M. Staples	47,500	598,025
Dennis Eidson	47,500	598,025
Theodore C. Adornato	36,350	457,647
Thomas A. Van Hall	23,875	300,586

(4)

The compensation listed in this column for fiscal 2006 consists of: (a) amounts paid by Spartan Stores for term life insurance, (b) Spartan Stores' matching contributions under its Savings Plus Plan, (c) Spartan Stores' matching contributions under its Supplemental Executive Savings Plan, and (d) moving expenses. The amounts included for each such factor for fiscal 2006 are:

	(a)	(b)	(c)	(d)

Mr. Sturken	$189	$6,321	$15,810	$0
Mr. Staples	189	5,739	6,394	0
Mr. Eidson	189	5,739	6,576	0
Mr. Adornato	189	6,286	3,488	31,421
Mr. Van Hall	189	5,937	2,001	0

          The following tables set forth information concerning stock options granted under our stock option plans during fiscal 2006 to the named executive officers and the unexercised options held by them as of the end of fiscal 2006.

OPTION GRANTS IN LAST FISCAL YEAR(1)

	Individual Grants
	Number of Securities Underlying	Percent of Total Options Granted to Employees	Exercise		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Options Granted	in Fiscal Year	Price Per Share	Expiration Date	0%	5%	10%

Craig C. Sturken	18,750	22.5%	$ 11.50	5/10/2015	$ 0	$ 135,605	$ 343,651
David M. Staples	6,250	7.5	11.50	5/10/2015	0	45,202	114,550
Dennis Eidson	6,250	7.5	11.50	5/10/2015	0	45,202	114,550
Theodore C. Adornato	4,375	5.4	11.50	5/10/2015	0	31,641	80,185
Thomas A. Van Hall	3,000	3.6	11.50	5/10/2015	0	21,697	54,984
____________________
(1)

The exercise price per share equals the average of the high and low sales price of Spartan Stores common stock on Nasdaq on the date of the option grant. These options were granted on May 11, 2005. These options are exercisable in four equal yearly increments. In other words, one-fourth of the option becomes exercisable on the first anniversary of the grant date, the second one-fourth becomes exercisable on the second anniversary of the grant date, the third one-fourth becomes exercisable on the third anniversary of the grant date and the final one-fourth becomes exercisable on the fourth anniversary of the grant date. Generally speaking, options will also vest upon a change in control of Spartan Stores. All options were granted for a term of 10 years. Options terminate, subject to limited exercise provisions, in the event of death, retirement or other termination of employment. The exercise price of the options may be paid in cash or by surrendering shares of Spartan Stores common stock that the option holder has owned for at least six months.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Craig C. Sturken	75,000	$ 691,125	42,187	70,313	$ 426,277	$ 534,286
David M. Staples	62,492	372,534	91,656	44,688	288,040	347,648
Dennis Eidson	11,562	104,751	5,000	15,938	50,775	101,373
Theodore C. Adornato	4,843	31,354	3,750	15,157	26,025	87,473
Thomas A. Van Hall	13,281	122,963	56,250	24,094	164,192	182,163
____________________
(1)	Based on the closing price of Spartan Stores common stock on Nasdaq on March 24, 2006, the market value of Spartan Stores common stock at fiscal year-end was $12.59 per share.

          The following table provides information about Spartan Stores' equity compensation plans regarding the number of securities to be issued under these plans, the weighted-average exercise prices of options outstanding under these plans and the number of securities available for future issuance as of the end of fiscal 2006.

EQUITY COMPENSATION PLANS

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,008,943	$ 8.03	1,725,578

Equity compensation plans not approved by security holders	0	Not applicable	0

Total	1,008,943	$ 8.03	1,725,578
____________________
(1)

Consists of the Spartan Stores, Inc. 1991 Stock Option Plan, the Spartan Stores, Inc. 2001 Stock Incentive Plan, the Spartan Stores, Inc. 2001 Stock Bonus Plan, and the Stock Incentive Plan of 2005. Stock options may no longer be issued under the 1991 Stock Option Plan. The numbers of shares reflected in column (c) in the table above with respect to the Stock Incentive Plan of 2005 (1,200,000 shares), the 2001 Stock Incentive Plan (341,258 shares) and the 2001 Stock Bonus Plan (185,320 shares) represent shares that may be issued other than upon the exercise of an option, warrant or right. Each plan listed above contains customary anti-dilution provisions that are applicable in the event of a stock split or certain other changes in Spartan Stores' capitalization.

          Mr. Sturken, our Chairman, President and CEO, has an employment agreement with Spartan Stores. Under the employment agreement, Spartan Stores provides Mr. Sturken with an annual base salary, which may be revised annually, an annual bonus determined by the Compensation Committee of the board of directors, and other fringe benefits. For the fiscal year ending March 25, 2006, the Compensation Committee approved an annual bonus targeted at 80% of his annual base salary.

          The employment agreement provides that Mr. Sturken's employment may be terminated upon Mr. Sturken's death or disability, by Spartan Stores at will, by Mr. Sturken at his option upon 30 days' written notice to Spartan Stores, for cause (as defined in the employment agreement) or upon certain other events. Upon termination by Spartan Stores for any reason other than for cause or Mr. Sturken's death or disability, or upon termination by Mr. Sturken for good reason (as defined in the employment agreement), Spartan Stores will continue Mr. Sturken's salary for one year, provide one year of company-paid COBRA healthcare continuation coverage and provide up to $10,000 of outplacement assistance. To be eligible for severance pay under the employment agreement, Mr. Sturken must meet certain conditions, including execution of a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

          Each of Spartan Stores' other executive officers has an employment agreement with Spartan Stores providing that if the officer's employment is terminated by Spartan Stores other than due to death, disability or cause (as defined in the employment agreement), or if the employment is terminated by the officer for good reason (as defined in the employment agreement), Spartan Stores will continue the officer's salary for one year, provide one year of company-paid COBRA healthcare continuation coverage and provide up to $10,000 of outplacement assistance. To be eligible for these severance payments, the officer must meet certain conditions, including a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

          Each of Spartan Stores' executive officers has an executive severance agreement with Spartan Stores. Under these agreements, if the officer's employment with Spartan Stores terminates for reasons other than a nonqualifying termination (as described below) during a defined period (36 months for Mr. Sturken, 24 months for Executive Vice-Presidents, and 18 months for certain other officers) after a change in control (as described below) of Spartan Stores, then the officer will receive payment of (1) the officer's unpaid base salary through the date of termination; (2) any earned or payable benefit awards and bonus payments pursuant to any plans; (3) the officer's target bonus under Spartan Stores' Annual Incentive Plan, pro rated for the time the officer was employed in the fiscal year of termination; (4) the amount of salary and estimated bonus that would have been payable to the officer had his or her employment continued for an additional 36 months for the CEO, 24 months for Executive Vice-Presidents or 18 months for other covered officers; (5) continuation for the same period of the health, dental, prescription drug, and life insurance coverage for the officer, his or her spouse, and covered dependents; (6) financial and tax planning benefits; and (7) certain outplacement services.

          In addition, if an officer's employment terminates for reasons other than a nonqualifying termination less than a specified period of time after a change in control (36 months for the CEO, 24 months for Executive Vice-Presidents and 18 months for other covered officers), then the officer will receive the difference between: (1) the amount he or she was entitled to receive under the Supplemental Executive Retirement Plan (SERP) and the Pension Plan on the date of termination (assuming the election of lump sum payment options under those plans); and (2) the amount he or she would have been entitled to receive under the SERP and the Pension Plan, assuming the officer was fully vested under the Pension

Plan and had continued employment for 36 months for the CEO, 24 months for Executive Vice-Presidents, or 18 months for other covered officers following the month in which the date the officer was terminated.

          The executive severance agreements further provide that upon a change in control, all of the officer's unvested stock options will vest and all restrictions on ownership of stock previously issued to the officer will lapse. Each agreement also provides "gross up" payments if the payments under the agreement cause excise taxes under the Internal Revenue Code to be payable by the officer.

          Spartan Stores will not provide benefits under the executive severance agreements in the event of a "nonqualifying termination." A nonqualifying termination is defined in the agreements as any of the following: termination by Spartan Stores for cause, termination by the officer (with notice to the Company) for any reason other than for good reason (as defined in the executive severance agreement), retirement of the officer, and death or disability of the officer.

          The term "change in control" is defined in the executive severance agreements generally as (1) the acquisition by any person or group of 20% or more of the outstanding common stock or voting power of Spartan Stores, (2) the majority of the board being comprised of persons other than the current members of the board or their successors whose nominations were approved by at least two-thirds of the board, or (3) the approval by the shareholders of certain mergers, reorganizations, plans of dissolution or sales of substantially all of Spartan Stores' assets.

          Effective as of April 1, 1998, the benefit formula of Spartan Stores' Pension Plan was redesigned to utilize a cash balance formula. Under the formula in the amended and restated Spartan Stores, Inc. Cash Balance Pension Plan, principal credits are added annually to a participant's "account." There are two types of principal credits: basic credits and transition credits. The basic credit formula has been periodically amended and was suspended for the period beginning April 1, 2003 and ending March 31, 2004. As of April 1, 2004, basic credits were reinstated. As of April 1, 2004, the basic credit formula equals a percentage of the participant's compensation based upon a participant's years of service at the beginning of the calendar year in accordance with the following table:

Years of Service as of January 1	Percentage of Participant's Compensation

0 - 5	2.5%
6 - 15	3
16 - 25	4
26 or more	5

          In order to satisfy various IRS requirements for the period of April 1, 2002 through March 31, 2003, a special one-time basic credit of $150 was added to the cash balance accounts of eligible participants classified as retail store associates. A similar special one-time basic credit of $150 was also added to the cash balance accounts of eligible participants classified as retail store associates for the period of April 1, 2003 through March 31, 2004.

          In addition to the basic credit, a participant may be eligible to receive a transition credit equal to a percentage of the participant's compensation based upon the participant's age on the first day of the calendar year as follows:

Participant's Age as of January 1	Percentage of Participant's Compensation

Under 35	0%
35 - 39	2
40 - 44	4
45 - 49	6
50 - 54	8
55 and over	10

          Transition credits are available for the 1998 through 2007 calendar years. However, if a participant had fewer than ten years of benefit service as of December 31, 1997, the participant is eligible for transition credits only for the number of calendar years equal to the participant's complete years of benefit service as of December 31, 1997. By way of illustration, if a participant had five years of benefit service as of December 31, 1997, the participant only would be entitled to five years of transition credits, provided the participant was at least age 35 as of January 1, 1998.

          Transition credits were also suspended for the period beginning April 1, 2003 and ending March 31, 2004. Additions of transition credits resumed as of April 1, 2004. No transition credits were made up for the April 1, 2003 through March 31, 2004, period and the period for which participants are eligible for transition credits was not extended due to the one-year suspension.

          In addition to the principal credits, interest credits are also added annually to a participant's "account" based upon the participant's account balance as of the last day of the immediately preceding calendar year. Effective as of April 1, 2004, the interest rate used for this purpose is the average of the 10-year Treasury interest rate over the 12 months ending in November of the prior calendar year.

          Upon termination of employment, a participant will be entitled to his or her vested accrued benefit, which can be distributed either in a monthly annuity or in a lump sum. If distributed in a lump sum, the participant's benefit generally will be equal to the participant's account balance. For persons who were participants before April 1, 1998, the Pension Plan provides that the retirement benefit will not be less than the benefit accrued as of March 31, 1998.

          All non-union associates of Spartan Stores, Inc. or Spartan Stores Associates, LLC, except associates who are classified as store security, are eligible to participate. However, associates classified as retail store labor shall only be eligible to participate for purposes of the special one-time basic credits for the April 1, 2002 through March 31, 2003 and April 1, 2003 through March 31, 2004 periods. As of April 1, 2004, associates classified as retail store labor are eligible to participate in the plan. A participant's years of service for vesting purposes includes all service with the Company, including service in an ineligible job classification. However, for purposes of determining the participant's service for basic and transition credit purposes, years of service generally only includes employment while a participant in the Plan.

          Spartan Stores also maintains the SERP, which provides nonqualified deferred compensation benefits to Spartan Stores' officers. The purpose of the SERP is to provide officers with the benefits that they are otherwise denied under the Pension Plan due to the annual dollar limit on compensation and other limitations of the Internal Revenue Code, which are referred to collectively as the "statutory limits." Accordingly, each officer's benefit under the SERP is equal to the officer's benefit that would have accrued under the Pension Plan but for the operation of the statutory limits, minus the accrued benefit actually payable to the officer under the Pension Plan calculated in accordance with the statutory limits.

          Benefits under the SERP are paid from Spartan Stores' general assets. There is no separate trust that has been established to fund benefits. As of March 25, 2006, the estimated total benefits payable under the Pension Plan and the SERP upon retirement at normal retirement age (age 65) for Messrs. Sturken, Staples, Eidson, Adornato and Van Hall are expected to be approximately $197,318, $1,202,406, $379,413, $261,094 and $323,075, respectively.

          In addition to the SERP, Spartan Stores maintains the Supplemental Executive Savings Plan (known as the "SESP"), which is a nonqualified deferred compensation plan for Spartan Stores' officers and director-level associates. A participant in the SESP may defer up to 50% of his or her base salary and up to 100% of any bonuses. This opportunity is in addition to a participant's savings opportunity under the Spartan Stores, Inc. Savings Plus Plan. Participants in the SESP are also entitled to a Company-matching contribution which mirrors the matching contribution under the Savings Plus Plan, except the limitations of the Internal Revenue Code do not apply. Therefore, based on the current level of matching contributions being made to the Savings Plus Plan, to the extent a participant defers at least a total of 6% of his or her actual compensation (including deferrals) to the SESP and the Savings Plus Plan each payroll period, the participant will receive a total match between the SESP and the Savings Plus Plan equal to 3% of his or her actual compensation (including deferrals) on a calendar year basis. The SESP provides participants with various investment alternatives, including Spartan Stores' stock. The investments are only hypothetical investments, also referred to as phantom investments. The investment results for a participant are determined as if the contributions had actually been invested in the selected investment fund during the relevant time period. Matching contributions under the SESP are made exclusively in the form of phantom investments in Spartan Stores' stock.

Certain Relationships and Related Transactions

          It is the responsibility of Spartan Stores' management to conduct an appropriate review of all related party transactions for potential conflicts of interest situations on an ongoing basis. Pursuant to Rule 4350(h) of the NASD and in accordance with the Audit Committee Charter, the Audit Committee must evaluate and approve any related party transactions. For any transaction in which a director has an interest, Spartan Stores' general policy and practice is that the director may proceed with the transaction only if the material facts of the transaction and the director's interest in the transaction have been disclosed to the Audit Committee of the board, the Audit Committee determines that the transaction is fair to Spartan Stores, and the transaction is approved by the Audit Committee. Each such transaction is made on terms no less favorable to Spartan Stores than those offered generally to entities that are not affiliated with any director.

Compensation Committee Report on Executive Compensation

          The Compensation Committee of the board of directors is comprised entirely of independent directors. The Compensation Committee provides assistance to the board of directors in fulfilling the board's responsibility to shareholders and the investment community relating to Spartan Stores' compensation and benefit programs and policies. Included among these responsibilities is establishing Spartan Stores' compensation philosophy and administering the compensation programs for Spartan Stores' officers and other key associates. In doing so, the Compensation Committee's objective is to ensure that Spartan Stores' compensation programs are competitive and closely related to both individual and corporate performance. The Compensation Committee periodically engages independent compensation consultants to assist in designing these plans, performing competitive peer analysis studies, assessing the effectiveness of the overall program, and keeping overall compensation competitive with that of the relevant peer group.

Compensation Philosophy

          Spartan Stores' executive compensation program is designed to:

•	enable Spartan Stores to attract, retain and motivate key executives who are critical for current and long-term success;

•

provide an overall level of compensation opportunity that is competitive within the markets in which Spartan Stores competes, as well as within a broader group of companies of comparable size, financial performance and complexity;

•

provide targeted compensation levels that are consistent with the 50th percentile of base salary of executive and other officers with similar positions at other companies, the 50th percentile for annual incentives, and the 50th percentile for long-term incentives;

•	support Spartan Stores' long-range business strategy;

•	establish a clear linkage between individual performance objectives and corporate or business unit financial performance objectives; and

•	align executive compensation with shareholder interests by linking long-term incentives to increasing shareholder value.

          To maintain a competitive total compensation program, Spartan Stores compares itself with a similar-sized peer group in the wholesale/retail grocery business. In some cases, Spartan Stores analyzes competitive practices in general industry for those positions that may be occupied by officers and other key associates recruited from outside of the wholesale and retail grocery businesses.

Components of Executive Compensation

          Spartan Stores' executive compensation program is comprised of three components: base pay, annual incentives and long-term incentives. Spartan Stores does not make loans or extend credit to its directors or executive officers. None of Spartan Stores' directors or executive officers was indebted to the Company in fiscal 2006.

          Base Pay

          The Compensation Committee reviews annually the base salary of each of the executive and other officers. Base salaries are targeted to be the 50th percentile of competitive market practice, but may be adjusted to recognize level of responsibility and organizational contribution, level of experience, internal equity, and market competitiveness.

          The Compensation Committee, in coordination with the Nominating and Corporate Governance Committee, recommends to the board of directors the compensation of Spartan Stores' Chief Executive Officer. See "Compensation of the Chief Executive Officer" below. The Chief Executive Officer, who is currently a board member, does not participate in the board's deliberations concerning his compensation. With input from the Chief Executive Officer, the Compensation Committee also recommends to the full board the base salaries, annual incentives, long-term incentives and other benefits of other officers.

          Annual Incentives

          Spartan Stores' annual incentive plans provide annual incentive compensation for participants who are in a position to make substantial contributions toward achievement of goals established pursuant to the plan. At the beginning of each fiscal year, the Compensation Committee establishes a target annual incentive amount for each executive that is at the 50th percentile of competitive market practice (for performance at the targeted level), and also establishes minimum and maximum annual incentive amounts. Payouts are tied to the level of achievement of the preestablished performance measures (corporate, divisional and/or individual). The objectives of the annual incentive plans are to:

•	motivate participants to achieve Spartan Stores' annual financial and business objectives;

•	allow participants to share appropriately in Spartan Stores' financial success;

•	provide a competitive incentive compensation opportunity;

•	create a linkage between participant contribution and Spartan Stores' business and financial objectives; and

•	assist in the attraction, retention and motivation of associates.

          In fiscal 2006, the annual incentive opportunity for Mr. Sturken was awarded under the Annual Executive Incentive Plan of 2005 and based entirely upon the degree to which Spartan Stores achieved its targeted consolidated net earnings. For all other participants, grants were made under the Company's general Annual Incentive Plan using two components: (1) attaining pre-determined corporate and/or business unit financial goals; and (2) achieving specific, individual performance improvement goals that were directly linked to the Company's financial goals and business strategy. The percentage of the incentive opportunity allocated between these two components varies depending on the participant's level in the organization. For fiscal 2006, the corporate and/or business unit financial goals could be achieved independently of the individual performance improvement goals. Assuming these goals are achieved, the participant was eligible to receive a specified percentage of his or her annual base salary as an incentive payout under the Annual Incentive Plan.

          Long-Term Incentives

          Spartan Stores' long-term incentives are designed to align executive compensation with shareholder interests, encourage stock ownership by executive officers and reward superior long-term financial performance. These objectives have been implemented through Spartan Stores' 2001 and 2005 Stock Incentive Plans.

          Stock options are intended to align officers' and other key associates' interests with shareholders by giving them the opportunity to purchase shares of common stock. Stock options become valuable only if the stock price appreciates after the award. Option grants vest in four equal yearly installments, and expire ten years after the grant date.

          Spartan Stores also awards restricted stock as part of equity compensation. These awards typically are made to encourage the achievement of targeted financial goals, to attract and retain key executives and to recognize extraordinary performance.

          When granting long-term incentives, the Compensation Committee considers the executive's level of responsibility, prior experience, historical award data, individual performance, compensation practices at peer companies, and other relevant data. The Committee's objective is to provide annualized long-term incentive award opportunities at the 50th percentile of competitive market practice, based on economic value at grant.

Compensation of the Chief Executive Officer

          Mr. Sturken is employed under the terms of an employment agreement. The Compensation Committee, in coordination with the Nominating and Corporate Governance Committee, conducts an annual performance appraisal of the Chief Executive Officer based on input from all board members. In determining Mr. Sturken's compensation, the Compensation Committee considers individual performance, the performance of Spartan Stores, and competitive compensation comparisons. For fiscal 2006, Mr. Sturken's base salary, annual incentive opportunity and long-term incentive awards were all determined pursuant to the terms of his employment agreement as described in the section entitled "Executive Compensation."

Deductibility of Executive Compensation

          Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain officers. It is Spartan Stores' policy to qualify as much of the compensation paid to its officers as possible for deductibility under Section 162(m). However, under appropriate circumstances, Spartan Stores may approve compensation that is not deductible under Section 162(m) if it determines that it would be in the best interests of Spartan Stores and its shareholders for such compensation to be paid. In fiscal 2006, the Compensation Committee and the board of directors adopted and shareholders approved the Annual Executive

Incentive Plan of 2005 which is designed to permit annual incentive compensation paid to participants under that plan to be deductible. In 2006, only Mr. Sturken's annual incentive opportunity was awarded under the Annual Executive Incentive Plan of 2005. No officer's total compensation for fiscal 2006 exceeded the limitations on deductibility under Section 162(m).

Board Approval

          All recommendations of the Compensation Committee relating to fiscal 2006 compensation were unanimously approved by the board of directors without modification, with Mr. Sturken abstaining from voting on his compensation.

Conclusion

          The Compensation Committee believes that properly motivating and rewarding executive management plays a significant role in improving Spartan Stores' performance. The committee plays a very active role in ensuring our compensation plans are competitive, cost-effective and properly aligned with the interests of Spartan Stores' shareholders.

Respectfully submitted,

Timothy J. O'Donovan, Chairperson
Frank Gambino
James T. Wright

Stock Price Performance Graph

          The following graph compares the cumulative total shareholder return on Spartan Stores common stock to (1) the Standard and Poor's (S&P) 500 index, and (2) a peer group index, over a period beginning on March 20, 2001 and ending on March 24, 2006.

          The peer group index is comprised of the following companies: (1) Marsh Supermarkets, Inc.; (2) Nash-Finch Company; and (3) SUPERVALU Inc. The peer group index no longer includes Fresh Brands, Inc. (formerly known as Schultz Sav-O Stores, Inc.) due to the acquisition of that company and cessation of trading of its stock on February 27, 2006. The omission of Fresh Brands, Inc. from the peer group index had no material effect on the graph. A comparison of the dollar values for market weighted total return for the peer group with and without Fresh Brands, Inc. through the date of the suspension of trading of its stock are presented in the table following the graph.

          Cumulative total shareholder return is measured by the sum of (1) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (2) the difference between the share price at the end and the beginning of the measurement period, divided by the share price at the beginning of the measurement period.

The dollar values for total shareholder return plotted in the graph above are shown in the table below:

Date	Spartan Stores, Inc.	S&P 500	Peer Group	Former Peer Group (with Fresh Brands, Inc.)

March 25, 2001	$ 100.00	$ 100.00	$ 100.00	$ 100.00
March 31, 2002	77.13	100.24	189.86	188.37
March 29, 2003	24.00	77.49	113.58	113.52
March 27, 2004	46.16	107.36	231.78	227.41
March 26, 2005	103.90	114.82	255.41	249.71
March 25, 2006	124.51	128.29	236.89	231.65

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Stores' directors and officers and persons who beneficially own more than 10% of the outstanding shares of Spartan Stores common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish Spartan Stores with copies of all Section 16(a) reports they file with the SEC. Spartan Stores and its legal counsel file Forms 4 and other reports under Section 16(a) on behalf of directors and executive officers to report transactions with the Company under our compensation and benefit plans. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for fiscal 2006, we believe that our directors and officers complied with all applicable filing requirements during fiscal 2006, with the exceptions noted in this section.

          The Company's board of directors has long believed that directors and management should have a significant financial stake in the Company to align their interests with those of shareholders. The board of directors has approved a variety of programs to encourage and facilitate such investments. The Company has recently undertaken a review of its procedures to assure that acquisitions of shares and share equivalents under these plans or programs are reported on Forms 4 and 5 in a timely and correct manner. Among these programs are deferred compensation plans which permit officers and associates to elect to defer payment of a portion of their salary payments and a former plan that permitted directors to defer payment of portions of their director fee payments and invest those payments under a variety of investment options. These investment options include a phantom share account which is valued as if the deferred compensation had been invested in the Company's common stock. Such deductions and investments are made automatically pursuant to irrevocable elections made in advance by the participant and do not involve individual investment decisions. The Company's past practice has been to report accumulation of phantom shares in these types of accounts on behalf of plan participants annually. In connection with its review, the Company has now determined that SEC regulations require that each bi-weekly salary deduction and each quarterly director fee deduction and the resulting investment in phantom shares should be reported on Form 4 as a separate transaction. The Company has prepared and filed late Form 4s reporting such transactions on behalf of each effected individual. Such late Form 4 filings were made on behalf of Mr. Sturken (reporting 36 transactions), Mr. Adornato (reporting 25 transactions), Mr. Eriks (reporting 25 transactions) and Ms. Nickels (reporting 5 transactions under a director plan that is now terminated). In addition, Forms 4 reporting the following transactions were filed late during the fiscal year: a sale of Common Stock on February 7, 2006 by each of Messrs. Sturken, Adornato, Edison, and Van Hall, and the surrender of shares to the Company by Messrs. Adornato and Eidson on March 27, 2006 to satisfy tax withholding obligations.

Shareholder Proposals

          To be considered timely, shareholder proposals intended to be presented at the 2007 annual meeting of shareholders, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by the Company not later than February 26, 2007. Shareholder proposals intended for consideration for inclusion in our proxy statement and form of proxy relating to that meeting should be made in accordance with SEC Rule 14a-8. All shareholder proposals must comply with the notice provisions set forth in Spartan Stores' bylaws. You should address all shareholder proposals to the attention of our Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700.

Solicitation of Proxies

          We will initially solicit proxies by mail. In addition, directors, officers and associates of Spartan Stores and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners.

By Order of the Board of Directors

Alex J. DeYonker
Secretary

Grand Rapids, Michigan
June 30, 2006

[FRONT]

PROXY	PROXY

SPARTAN STORES, INC.
850 76th Street, S.W.
P.O. Box 8700
Grand Rapids, Michigan 49518

This Proxy is Solicited on Behalf of the Board of Directors

          The undersigned shareholder appoints Craig C. Sturken and David M. Staples, and each of them, each with full power of substitution, proxies to represent the shareholder and to vote all shares of Common Stock of Spartan Stores, Inc. that the shareholder is entitled to vote on all matters which come before the annual meeting of shareholders to be held on Wednesday, August 16, 2006, and any adjournment of that meeting.

          If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy as directors and for ratification of Deloitte & Touche LLP as our independent auditors for fiscal 2007. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that come before the meeting.

Thank you in advance for your participation in our 2006 Annual Meeting.

(Continued and to be signed on reverse side.)

[BACK]

SPARTAN STORES, INC.
PLEASE MARK VOTE IN CIRCLE IN THE FOLLOWING MANNER USING DARK INK ONLY.  •

Your Board of Directors Recommends that You Vote FOR ALL NOMINEES and FOR ratification of Deloitte & Touche LLP as our independent auditors for fiscal 2007
			For All	Withhold All	For All Except
1.	ELECTION OF DIRECTORS:
	Nominees:	M. Shân Atkins Dr. Frank M. Gambino Timothy J. O'Donovan	Ο	Ο	Ο

(INSTRUCTION: To withhold authority to vote for any nominee, strike through that nominee's name in the list above.)

2.	RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL 2007	For Ο	Against Ο	Abstain Ο

Dated:

Signature of Shareholder(s)

IMPORTANT - Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.

I plan to attend the annual meeting:	Yes	No